Recro Pharma, Inc.

Inducement Award Agreement for Restricted Stock Units

THIS INDUCEMENT AWARD AGREEMENT FOR RESTRICTED STOCK UNITS (this “Agreement”) is made by Recro Pharma, Inc. (the “Company”) to the participant named on the grant schedule attached hereto (the “Grantee”), dated as of the date set forth on the grant schedule attached hereto (the “Grant Date”).

RECITALS

WHEREAS, the Company desires to award Restricted Stock Units to the Grantee pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of these premises and the agreements set forth herein, the parties, intending to be legally bound hereby, agree as follows:

1.
Grant Schedule. Certain terms of this grant of Restricted Stock Units are set forth on the grant schedule (the “Grant Schedule”) that is attached to, and is a part of, this Agreement.
2.
Grant of Restricted Stock Units. As of the Grant Date, the Company hereby awards to the Grantee the number of Restricted Stock Units set forth on the Grant Schedule (the “Award”), subject to the restrictions and on the terms and conditions set forth in this Agreement.
3.
Non-Plan Award. The Company maintains the Recro Pharma, Inc. 2018 Amended and Restated Equity Incentive Plan (the “Plan”). This Award is not made pursuant to the Plan, but rather is intended to constitute a non-plan based “inducement grant,” as described in Nasdaq Listing Rule 5635(c)(4). Nonetheless, the terms and provisions of the Plan (other than, for avoidance of doubt, Section 6 of the Plan) are hereby incorporated into this Agreement by this reference, as though fully set forth herein, as if this Award was made pursuant to the Plan. Capitalized terms used but not defined herein will have the same meanings as defined in the Plan.
4.
Vesting. Subject to the further provisions of this Agreement and to the Grantee’s continued service to the Company through the applicable vesting date, the Restricted Stock Units will vest as set forth on the Grant Schedule (each date on which Restricted Stock Units vest being referred to as a “Vesting Date”). For purposes of this Agreement, service with the Company will include service with an Affiliate (for only so long as such entity remains an Affiliate). Notwithstanding Section 8(a)(ii) of the Plan, no vesting of this Award will occur in connection with the Grantee’s Retirement.
5.
Transferability. The Restricted Stock Units are not transferable or assignable, other than by will or by the laws of descent and distribution. Any attempt to transfer Restricted Stock Units, whether by transfer, pledge, hypothecation or otherwise and whether voluntary or involuntary, by operation of law or otherwise, will not vest the transferee with any interest or right in or with respect to such Restricted Stock Units.
6.
Termination of Employment or Service. In the event of the Grantee’s termination of service with the Company and its Affiliates, all then unvested Restricted Stock Units (determined after giving effect to any accelerated vesting occurring in connection with such termination under the terms of the Grant Schedule, if any) will be forfeited.
7.
Issuance of Shares.
a.
Within thirty (30) days following each Vesting Date (including any accelerated vesting date provided in the Grant Schedule), the Company shall issue to the Grantee, either by book-entry registration or issuance of a stock certificate or certificates, a number of shares of Common Stock equal to the number of Restricted Stock Units granted hereunder that vested on such date. Any shares of Common Stock issued to the Grantee hereunder shall be fully paid and non-assessable.
b.
The Grantee will not be deemed for any purpose to be, or have rights as, a stockholder of the Company by virtue of the grant of Restricted Stock Units, until shares of Common Stock are issued in settlement

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of such Restricted Stock Units pursuant to Section 7.a hereof. Upon the issuance of a stock certificate or the making of an appropriate book entry on the books of the transfer agent, the Grantee will have all of the rights of a stockholder.
c.
In consideration for the grant of this Award, the Grantee agrees to be subject to any policies of the Company and its Affiliates regarding clawbacks, securities trading and hedging or pledging of securities that may be in effect from time to time.
8.
Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, will impair any such right, power or remedy of such party, nor will it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring, nor will any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in a writing signed by such party and will be effective only to the extent specifically set forth in such writing.
9.
Withholding. In accordance with Section 15 of the Plan, the Company reserves the right to (i) withhold, in accordance with any applicable laws, from any consideration payable or property transferable to Grantee, or (ii) require the Grantee to remit to the Company an amount sufficient to satisfy, any taxes required to be withheld by federal, state or local law as a result of the grant or vesting of this Award or other disposition of the shares.
10.
Right of Discharge Preserved. The grant of Restricted Stock Units hereunder will not confer upon the Grantee any right to continue in service with the Company or any of its subsidiaries or Affiliates.
11.
Administration. By accepting this Award, the Grantee acknowledges that the Grantee has received a copy of the Plan, has read the Plan and is familiar with its terms. The Board and its Compensation Committee are hereby authorized to interpret this Agreement, including the terms of the Plan which are incorporated herein by reference. By accepting this Award, the Grantee agrees to accept as binding, conclusive and final all decisions and interpretations of the Board and its Compensation Committee upon any questions arising under this Agreement or otherwise relating to the administration of this Award.
12.
Governing Law. This Agreement and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement shall be governed by, and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to the application of the principles of conflicts of laws.

The Award is made by the Company as of the Grant Date.

RECRO PHARMA, INC.

By:	/s/ J. David Enloe, Jr.
Name:	J. David Enloe, Jr.
Title:	Chief Executive Officer
Date:

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Grant Schedule

Grantee’s Name:

Grant Date:

Number of Restricted Stock Units Granted:

Schedule of Vesting Dates:

Vesting Date	Number of Restricted Stock Units Vesting

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